SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Uranium Power Corporation

(Exact name of registrant as specified in its charter)

Colorado	None

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

206-475 Howe St.
Vancouver, B.C.
Canada, V6C-2B3
(Address of principal executive offices)

URANIUM POWER CORPORATION 2003 INCENTIVE STOCK OPTION PLAN
(full title of the plan)

Thornton J. Donaldson, President
206 -475 Howe Street
Vancouver, BC V6C 2B3
Canada
604-685-8355
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Theresa Mehringer
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1030
Englewood, Colorado 80111
(303) 796-2626

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
	Amount to Be	Proposed Maximum	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Offering Price (2)	Price (2)	Fee (2)

Common Stock, par value $0.001 per share, under the:
Uranium Power Corporation 2003 Incentive Stock Option Plan	2,500,000	$0.19	$475,000	$38.43
Total	2,500,000	$0.19	$475,000	$38.43

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee is based upon a per share price of $0.19 which was the closing price of Uranium Power Corporation’s common stock on September 23, 2003, as reported for such date by the Over-the-Counter Bulletin Board.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant, Uranium Power Corporation, a Colorado corporation (the “Registrant”), are hereby incorporated by reference in this Registration Statement:

          (a)  The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2003, filed on September 16, 2003, which contains audited financial statements for the most recent fiscal year.

          (b)  The Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2003 filed on September 18, 2003.

          (c)  The description of the Registrant’s common stock contained in the Registration Statement on Form 10-SB/A, filed on January 20, 2000, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

          (d)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant’s Articles of Incorporation limit the liability of the Registrant’s directors to the fullest extent permitted by the Colorado Business Corporation Act as it currently exists or as it may be amended in the future. Any repeal of or modification to such provision in the Registrant’s Articles of Incorporation may not adversely affect the rights of a director with respect to any acts or omissions of such director occurring prior to such repeal or modification. Subject to the Colorado Business Corporation Act, no director will be personally liable to the Registrant or its shareholders for monetary damages resulting from his or her conduct as a director, except liability for: (i) any breach of the director’s duty of loyalty to the corporation or to its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified under Section 7-108-403 of the Colorado Business Corporation Act or any amended or successor provision thereof; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Articles of Incorporation further provide that if the Colorado Business Corporation Act is amended after the relevant indemnification provisions in the Articles of Incorporation are adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

     Furthermore, the Registrant maintains a liability insurance policy, pursuant to which directors and officers are insured against loss, as defined in the policy, as a result of claims brought against them for wrongful acts in such capacities.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered

23.1	Consent of Pannell Kerr Forster, Independent Accountants

23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)

99.1	Uranium Power Corporation 2003 Incentive Stock Option Plan.

Item 9. UNDERTAKINGS

A.     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, province of British Columbia, Canada on September 24, 2003.

URANIUM POWER CORPORATION

By:	/s/ Thornton J. Donaldson

Thornton J. Donaldson, President

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by each of the following persons in the capacities indicated below on this 24 th day of September, 2003.

Signature	Title

/s/ Thornton J. Donaldson Thornton J. Donaldson	President, Director, and acting Chief Financial Officer

/s/ William G. Timmins William G. Timmins	Director

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INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered

23.1	Consent of Pannell Kerr Forster, Independent Accountants

23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)

99.1	Uranium Power Corporation 2003 Incentive Stock Option Plan.